Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Zhongpin Inc.

We hereby consent to the use of our report dated March 24, 2008, with respect to the consolidated balance sheet of Zhongpin Inc. as of December 31, 2007, and the related consolidated statements of operations and comprehensive income, changes in stockholders’ equity and cash flows for the years ended December 31, 2007 and 2006, incorporated by reference in Post-Effective Amendment No. 2 to the Registration Statement on Form S-3 to be filed on or about June 10, 2009 (the “Amended Form S-3”).  We also consent to the use of our name and the reference to us in the Experts section of the Amended Form S-3.

/s/ Child, Van Wagoner & Bradshaw, PLLC
CHILD, VAN WAGONER & BRADSHAW, PLLC
Salt Lake City, Utah
June 10, 2009